FOR IMMEDIATE RELEASE

American Realty Capital Trust V to Acquire $1.45 Billion of Net Lease Properties

Expected Acquisitions are 68% Leased to Investment Grade Tenants, have Weighted Average Lease Term of 11.7
Years and Mark Completion of ARCT V’s Retail-Focused, Net Lease Acquisitions Strategy

ARCT V’s Total Portfolio Expected to be Substantially Complete at $2.11 Billion, Including Assets Purchased,
Under Executed Purchase and Sale Agreement and Under Executed Letter of Intent, 70% Leased to Investment
Grade Tenants, with a Weighted Average Lease Term of 12.2 Years

New York, New York, August 9, 2013 – American Realty Capital Trust V, Inc. (“ARCT V”) announced today that its board of directors has approved the acquisition of a $1.45 billion portfolio of net lease properties. The portfolio is 68% leased to investment grade tenants and contains a weighted average remaining lease term of 11.7 years. Major tenants include Suntrust Bank, Sanofi SA, C&S Wholesale Grocers, Ahold, American Express Travel and Home Depot.

Inclusive of this potential acquisition, ARCT V has assembled a $2.11 billion portfolio to be purchased at an average capitalization rate exceeding 7.5%, consisting of properties that are either already owned by ARCT V or subject to executed purchase agreements or letters of intent. The portfolio includes $29.5 million of owned properties, $1.96 billion of properties under executed purchase and sale agreements and $121.9 million of properties under executed letters of intent. When fully assembled, the portfolio is expected to be approximately 70% net leased to investment grade tenants (by revenue), span 23 distinct industries, include 40 distinct tenants and contain a weighted average remaining lease term of 12.2 years.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT V, explained, “This purchase will enable us to substantially complete our acquisition stage. At the same time, we will surpass our stated goal of constructing a portfolio of properties that is at least 50% investment grade, leased on a long-term basis and well-diversified by industry, geography and tenancy. When completed, our $2.11 billion of assets is expected to generate 70% of its income from investment grade-rated tenants and is expected to be purchased at a mid-7 cap rate. Our acquisitions team has exceeded expectations, completing our buying phase early in the operations of ARCT V, and efficiently match-funding deployment of capital in a manner consistent with the Company’s investment strategy. Across its net lease platform, the American Realty Capital acquisitions team has efficiently deployed $10 billion in net lease acquisitions.”

About ARCT V

ARCT V is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Trust V, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500